Exhibit 99.1

Media:	Investors:
Luella Chavez D’Angelo	Mike Salop
720-332-4763	720-332-8276
luella.dangelo@westernunion.com	mike.salop@westernunion.com

Daniel Diaz
720-332-5564
daniel.diaz@westernunion.com

Western Union Announces Organizational Change

Raj K. Agrawal to serve as Interim CFO, Scott T. Scheirman to transition by 2014

Englewood, Colo., November 14, 2013 – The Western Union Company (NYSE: WU) announced today that Scott T. Scheirman, Executive Vice President and Chief Financial Officer, will be leaving the company on February 28, 2014. Mr. Scheirman will serve as the Chief Financial Officer through December 31, 2013, and then he will serve as a senior advisor to the Company during the transition, while a search is conducted with internal and external candidates. Raj K. Agrawal, currently Executive Vice President, and President of Western Union Business Solutions, will serve as Interim Chief Financial Officer, effective January 1, 2014.

Mr. Agrawal, 48, joined the Company in 2006 and has served as an Executive Vice President of the Company since November 2011, and President, Western Union Business Solutions since August 2011. Mr. Agrawal served as General Manager, Western Union Business Solutions, since November 2010, and as Senior Vice President of Finance, from August 2010 to November 2010. Previously, Mr. Agrawal served as Senior Vice President of Finance for the Company’s Europe, Middle East, and Africa and Asia Pacific regions from July 2008 to August 2010, and as Senior Vice President and Treasurer of Western Union, from June 2006 to May 2008.

“Scott has been an excellent CFO and trusted business partner. I am grateful for his strategic leadership in driving Western Union’s global growth and building a strong financial foundation for our future. Scott has built a high-performing finance team, and his integrity and high ethical standards have helped set the bar for our organization. I know that I speak on behalf of every employee at Western Union in wishing him the best of success in his future endeavors,” said President and Chief Executive Officer, Hikmet Ersek.

Mr. Scheirman said, “I have had an outstanding experience at Western Union and I am proud to have contributed to a company that provides such meaningful services to so many people around the globe. The timing was right for a change and I am looking forward to taking on new challenges. I wish my colleagues and the company the very best under Hikmet Ersek’s leadership.”

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of September 30, 2013, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 515,000 agent locations in 200 countries and territories and approximately 115,000 ATMs. In 2012, The Western Union Company completed 231 million consumer-to-consumer transactions worldwide, moving $79 billion of principal between consumers, and 432 million business payments. For more information, visit www.westernunion.com.